Exhibit 10.6
CONTRACT MANUFACTURING SERVICES AGREEMENT
     THIS AGREEMENT is entered into as of July 18th and effective as of July 1, 2005 (the “Effective Date”) by and between Micrus Endovascular Corporation (“Micrus US”), a Delaware corporation whose principal office is at 610 Palomar Avenue, Sunnyvale, California 94085, and Micrus Endovascular SA (“Micrus International”), a corporation organized under the laws of Switzerland whose principal office is at En Chamard, 1442 Montagny-Pres-Yverdon, Switzerland (each, a “Party” and collectively, the “Parties”).
RECITALS
     WHEREAS, Micrus US and Micrus International each undertakes a business in the medical device industry; Micrus International licenses certain intellectual property from Micrus US pursuant to a License Agreement dated concurrently herewith (the “License Agreement”); and Micrus US and Micrus International each own interests in intellectual property developed under an Agreement for Sharing Development Costs (the “Cost Sharing Agreement”); and
     WHEREAS, Micrus International wishes to engage Micrus US to provide Contract Manufacturing Services to Micrus International using the Licensed Technology and Developed Intangibles (as defined below); and Micrus US is willing and able to undertake such Contract Manufacturing Services in accordance with the terms and conditions of this Agreement;
     NOW, THEREFORE, in consideration of the premises and of the mutual promises hereinafter set forth, the Parties hereto agree as follows:
1.	DEFINITIONS
     For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:
1.1	“Affiliate” of a Party means any entity controlled by, controlling, or under common control with such Party, where “control” means ownership, either direct or indirect, of
***Certain confidential information contained in this document, marked by brackets, has been omitted and filed with the Securities and Exchange Commission pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended.

more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body.
1.2	“Brand Rights” means (a) all trade names, trademarks, service marks, logos, Internet domain names or similar property that Micrus US uses, has developed or has registered anywhere in the world, and any derivations of such marks that are developed, used or registered in the future; and (b) all customer lists, market surveys, customer and transaction data, and other market or customer related intangible property or goodwill that Micrus US has created, collected or acquired, or that either Party creates, collects or acquires in the future.
1.3	“Contract Manufacturing Services” means the services provided by Micrus US to Micrus International relating to production, supply, or shipment of Products in accordance with Article 2 of this Agreement.
1.4	“Developed Intangibles” means those intangible rights as defined in Article 1.5 of the Agreement for Sharing of Development Costs which is separately entered into by the parties to this Agreement.
1.5	“Fiscal Year End” means March 31, the last day of Micrus US’s fiscal year.
1.6	“Licensed Technology” means: all Patent Rights, Technical Information, Brand Rights, and Copyrights (as such terms are defined in the License Agreement), including without limitation, all right, title and interest in the foregoing, and all devices, patents, copyrights, hardware, software, trade secrets, proprietary techniques, business models, processes, methods, applications, technical information, documentation and other similar items that were conceived, discovered, owned, licensed, or acquired by Micrus US or any of its Affiliates or agents prior to or as of the Effective Date, and any applicable intangible property as defined under Treasury Regulation Section 1.482-4(b).
1.7	“Materials” means any and all parts, components, materials and supplies wherever and however purchased, produced or obtained, that are transformed, incorporated or otherwise directly used (or intended to be used) in the manufacture or production of microcoils and other products or devices by Micrus US (whether for its own account or for Micrus International).
1.8	“Patent Rights” means (a) any and all issued patents, reissue or reexamination patents, patents of importation, revivals of patents, revalidation patents, utility models, certificates of invention, registrations of patents, or extensions thereof, regardless of country or formal name; and (b) all U.S. and foreign utility and design Patents, and published or unpublished regular patent and provisional applications, including without limitation any and all applications of addition, divisionals, continuations, continuations-in-part (“CIPs”), continuing prosecution applications (“CPAs”), reexaminations, substitutions, extensions, renewals, utility models, certificates of invention or reissues thereof or therefor, invention disclosures and records of invention, and any license to practice any of the foregoing.
1.9	“Procurement Services” means services provided by either Party for or on behalf of the other Party relating to purchasing, insuring, transporting, warehousing or otherwise handling Materials owned by the other Party in accordance with Article 3 of this Agreement.
1.10	“Products” means medical devices and related products, based on the Micrus Licensed Technology and/or Developed Intangibles owned or licensed by Micrus International, that are manufactured by Micrus US for Micrus International under this Agreement.
1.11	“Quarterly Close Date” means June 30, September 30 and December 31, or equivalent dates corresponding to the last day of the fiscal quarters of Micrus US’s fiscal year, and also includes the Fiscal Year End.
1.12	“Services” means the Contract Manufacturing Services and the Procurement Services, collectively.
2.	CONTRACT MANUFACTURING SERVICES
2.1	Contract Manufacturing Services. Micrus International hereby engages Micrus US to perform Contract Manufacturing Services relating to the Products; and Micrus US hereby agrees to provide Contract Manufacturing Services to Micrus International:
a.	Orders. Not later than 30 days before each Quarterly Close Date, Micrus International shall provide Micrus US with a detailed statement of its need for Products in the following quarter. Micrus US shall make arrangements to produce and supply the requested Products. In the event Micrus US is unable to satisfy the request, Micrus US shall notify Micrus International immediately and the Parties shall negotiate in good faith an alternative production schedule for the requested Products.

b.	Modifications. In the event Micrus International needs to modify its quarterly statement of needs, including cancellations, additions or postponements, Micrus International shall notify Micrus US immediately and Micrus US shall use reasonable efforts to meet the modified needs at the lowest possible cost.

c.	Shipping. Micrus US shall arrange for the shipment and insurance of Products to Micrus International or customers of Micrus International as instructed by Micrus International, and shall promptly notify Micrus International of any losses, delays or other unexpected circumstances.

d.	Quality Control. The Contract Manufacturing Services shall meet the quality control standards and specifications established from time-to-time for the Products, including any requirements of applicable regulatory agencies worldwide for the manufacture and sale of the Products, as mutually agreed upon by the parties. Micrus International shall have the right, at its expense, to audit Micrus US’s quality control of Contract Manufacturing Services from time-to-time on a reasonable basis and on reasonable prior notice to Micrus US.
2.2	Reasonable Efforts. Micrus US shall use reasonable efforts to make the Contract Manufacturing Services available to Micrus International as needed and shall use the same degree of care it uses in performing similar activities for itself.
2.3	Annual Forecast. On or before each Fiscal Year End, Micrus International shall provide Micrus US with a forecast of its expected need for Products during the following year, stated in quarterly increments (“Annual Forecast”). To the extent Micrus International’s quarterly orders under Section 2.1(a) differ from the Annual Forecast or Micrus International’s expectations for future quarters change materially, Micrus International shall notify Micrus US of its revised expectations, including changes in volumes or timing of expected orders.
2.4	Allocation of Output. In the event of a shortage or loss of production, the Parties shall negotiate in good faith to achieve an equitable allocation of available production to satisfy each Party’s requirements as fully as possible. To facilitate such negotiations, Micrus US shall prepare annual forecasts and quarterly statements with respect to its own needs similar to those required of Micrus International under Sections 2.1(a) and 2.3.

3.	PROCUREMENT SERVICES
3.1	Procurement Services. Upon mutual agreement, either Party may from time to time perform Procurement Services (the “Performing Party”) for the other Party (the “Hiring Party”). In particular, in order to accommodate suppliers’ requests for a single purchase order from the Parties and all Affiliates, the Performing Party may act as a purchasing agent for the Hiring Party and acquire Materials on behalf of the Hiring Party. In acting as a purchasing agent, the Performing Party may, at its discretion, act as either a disclosed or undisclosed agent of the Hiring Party. In all events, title to all Materials acquired on behalf of the Hiring Party shall at once pass from the vendor to and remain with the Hiring Party at all times, consistent with Section 5.2 below. No specific formalities shall be required for the Parties to make or revise arrangements relating to the performance of Procurement Services from time to time; provided, however, that a Hiring Party shall provide written notice to the Performing Party if it wishes to revoke or restrict the Performing Party’s right to act as a purchasing agent on its behalf.
3.2	Degree of Care. A Performing Party shall perform the Procurement Services with the same degree of diligence and care it uses in performing similar activities for itself, and shall exercise its best efforts to negotiate the prices of Materials with suppliers for or on behalf of the Hiring Party.
3.3	Allocation of Purchases. In the event a Performing Party acquires Materials both for its own account and on behalf of the Hiring Party, it shall make an equitable allocation of such Materials with due regard for the quality and price of the Materials and the forecasted and actual requirements of the Parties. The Performing Party shall maintain a separate ledger with respect to Materials purchased on behalf of the Hiring Party, identifying all Materials purchased specifically for the Hiring Party and the basis for the allocation of Materials purchased for both Parties.
4. PAYMENT TERMS
4.1	Remuneration. In consideration of the Contract Manufacturing Services and any Procurement Services performed by Micrus US under this Agreement, Micrus International shall pay Micrus US a quarterly fee for services (“Micrus US Fee”) net of consideration due to Micrus International for any Procurement Services performed by Micrus International for Micrus US (the “Micrus International Fee Offset”), as specified in Section 4.2 below (the “Net Service Fee”). In addition, the Parties shall settle with one another on a quarterly basis for Materials acquired by one Party on behalf of the other

Party (pursuant to Section 3.1 above), as specified in Section 4.3 below. The quarterly settlement procedure is outlined in Section 4.4 below.
4.2	Net Service Fee. The Micrus US Fee and the Micrus International Fee Offset shall be equal to the direct and indirect costs (other than the cost of Materials which are subject to the provisions of Section 4.3 below) incurred by the Party during the quarter in connection with providing the Services, plus a percentage mark-up on such costs, as specified in Exhibit A. Without limitation, costs include salaries, rent, depreciation, insurance, warehouse expenses, record-keeping and other similar expenses, but exclude income taxes, interest expense or other non-operating expenses. Subject to the provisions of Section 4.5 below, direct and indirect costs of Services shall be determined in accordance with U.S. generally accepted accounting principles (“GAAP”) as applied by Micrus US for financial reporting purposes, plus a reasonable mark-up of such costs, if any, determined in a manner consistent with arm’s length principles, as mutually agreed upon by the parties from time to time. Costs of activities that provide direct benefits to both the performing Party and the other Party and indirect costs shall be allocated or apportioned to the Services using methods mutually agreed to be consistent, reasonable and in keeping with sound accounting practices. If during the term of this Agreement, there are any changes to the classification of the costs included in operating expenses for U.S. GAAP purposes, then the Parties may modify this Agreement to reflect such changes.
4.3	Purchased Materials. In the event a Performing Party acquires Materials on behalf of the Hiring Party as authorized in Section 3.1 above, the Hiring Party shall reimburse the Performing Party for the cost of Materials purchased on its behalf during the quarter. Cost of Materials shall include the supplier’s price less all discounts or rebates plus any value-added tax, sales tax, or customs duty (for which the Performing Party is unable to receive a credit or a refund), and any shipping, insurance or other charges paid to or arranged by the supplier. For this purpose, purchases shall be recognized on the date the payable liability is recognized under U.S. GAAP, without regard to the timing of the expense. As between the Parties, the payment terms specified in Section 4.4 below shall apply irrespective of payment terms or arrangements between the Performing Party and the supplier.
4.4	Quarterly Settlement Process. On or before each Quarterly Close Date after the close of the first fiscal quarter following the Effective Date, the Parties shall settle the Net Service Fee (as per Section 4.2) and any reimbursements for Materials based on forecasts for the current quarter. Differences between forecasted and actual costs that would change the amount of the Net Service Fee or reimbursements for Materials shall be reconciled during the following quarter and settlement made on or before the next Quarterly Close Date. To the extent standard costing procedures were used in determining the Net Service Fee, appropriate adjustments for variances between standard and actual costs (with due regard to Section 4.5) shall be reconciled as soon as practical and settlement made on or before the nearest Quarterly Close Date thereafter.
4.5	Capacity Risk. In general, the fee for Contract Manufacturing Services is intended to be based on Micrus US’s actual costs (although standard costing procedures may be used where reasonable and appropriate); however, costs resulting from Micrus US operating at less than full capacity shall be excluded unless (a) Micrus International fails to meet at least [***] of its Annual Forecast (as per Section 2.3) or (b) Micrus International’s forecasted need for Products in the Annual Forecast is less than [***] of its actual purchases in the prior fiscal year. Any adjustments to actual costs or allocations of costs resulting from operating at less than full capacity shall be reasonable and equitable as between the Parties.
4.6	Currency. Unless otherwise agreed by the Parties, all payments contemplated hereby or made by the Parties in connection herewith shall be made in the lawful currency of the United States of America. In making any calculation hereunder, any amounts in currencies other than the U.S. dollar shall be translated into U.S. dollars at the prevailing bookkeeping rate used by Micrus US during the period in which the revenue or expense is recognized under U.S. generally accepted accounting principles.
4.7	Manner of Payment. A netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable, whether arising out of this or any other agreement, shall be acceptable payment, effective as of the date of the netting on the books of the Parties.
4.8	Records and Audits. Each Party shall maintain complete and accurate written records for four (4) years, in sufficient detail to permit ready verification of the computation of Service costs, the allocation of such costs, and the cost of Materials, and shall allow each Party or its designee to inspect and make extracts or copies of such records for the purpose of ascertaining the correctness of the computation of any amount hereunder. Furthermore, each Party shall account for its share of the Materials in accordance with the first-in, first-out (“FIFO”) method of accounting for U.S. federal income tax purposes. If, as a result of any audit verification or certification, there is an adjustment in the amounts and allocations determined under this Article 4, settlement amounts resulting from such adjustments plus interest thereon at the U.S. prime rate shall be paid on or before the next Quarterly Close Date.
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5.	OWNERSHIP OF PROPERTY
5.1	Micrus Licensed Technology. Ownership of Micrus Licensed Technology shall be as specified in the Cost Sharing Agreement and the License Agreement (and any other subsequent agreements) between the Parties. No transfer or exchange of Micrus Licensed Technology rights shall be affected by this Agreement except, to the extent it may be necessary, Micrus International hereby grants Micrus US a non-exclusive, royalty-free, revocable license to use Micrus International’s Micrus Licensed Technology solely for purposes of performing the Contract Manufacturing Services as provided in this Agreement.
5.2	Materials. Title to Materials relating to the Products purchased on account of Micrus International or purchased by Micrus US on behalf of Micrus International (including raw materials, parts, components, work-in-process and finished goods) shall vest in Micrus International when title passes from the vendor and shall remain with Micrus International at all times. Where Micrus US is using similar materials or manufacturing similar products for its own account, Micrus US shall take reasonable measures to identify or segregate Materials belonging to Micrus International. Micrus International shall bear all risk of loss relating to all Materials owned by Micrus International.
6.	CONFIDENTIAL INFORMATION
6.1	Obligations. The Parties acknowledge that, from time to time, one Party (the “Disclosing Party”) may disclose to the other Party (the “Receiving Party”) information which is marked as “proprietary” or “confidential” or which would, under the circumstances, be understood by a reasonable person to be proprietary and nonpublic (“Confidential Information”). The Receiving Party shall retain such Confidential Information in confidence and shall not disclose it to any third party without the Disclosing Party’s written consent. Each Party shall use at least the same procedures and degree of care which it uses to protect its own Confidential Information of like importance, and in no event less than reasonable care.
6.2	Exceptions. Notwithstanding the foregoing, Confidential Information will not include information to the extent that such information:
a.	was already known by the Receiving Party without an obligation of confidentiality at the time of disclosure hereunder;

b.	was generally available to the public at the time of its disclosure to the Receiving Party hereunder;

c.	became generally available to the public after its disclosure other than through an act or omission of the Receiving Party in breach of this Agreement;

d.	was subsequently lawfully and independently disclosed to the Receiving Party by a person other than Disclosing Party;

e.	was independently developed by the Receiving Party; or

f.	is disclosed pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided, however, that the Receiving Party shall provide prompt notice thereof to enable the Disclosing Party to seek a protective order or otherwise prevent such disclosure.
7.	TERM AND TERMINATION
7.1	Term of the Agreement. The initial term of this Agreement shall be for one (1) year from the Effective Date. Following the initial term, this Agreement shall continue in force until such time that either Party gives written notice to the other to terminate the Agreement. Such notice shall be no less then sixty (60) days prior to proposed termination date.
7.2	Immediate Termination upon Notice for Change in Control or Substantial Encumbrance. In the event that the direct or indirect ownership of Micrus International undergoes a change in control so that Micrus International and Micrus US cease to be Affiliates, or in the event that a substantial portion of Micrus International’s assets or the conduct of Micrus International’s business shall be substantially encumbered by extraordinary governmental action or by operation of law, including bankruptcy or similar proceedings, Micrus US may, at its option, terminate this Agreement effective immediately upon written notice given to Micrus International. For purposes of this paragraph, notice shall be effective when sent.
7.3	Termination After Failure to Cure for Failure of Performance. If either Party shall fail to perform any of its covenants contained in this Agreement or in the License Agreement, Revolving Loan Agreement, Agreement for Sharing Development Costs, and Supportive Services Agreement between the Parties with the same effective date, and shall fail to cure such default within sixty (60) days after receipt of a notice from the other Party, the Party giving notice shall have the right to terminate this Agreement immediately by giving written notice to the other Party.
7.4	Return of Documents and Materials. In the event of termination of this Agreement, Micrus US and Micrus International shall return any Confidential Information in written or other tangible form belonging to the other Party that may be in its possession. In addition, any Materials and work-in-process owned by Micrus International but in Micrus US’s possession when this Agreement is terminated, and any Products in Micrus US’s possession for rework or repair when this Agreement is terminated shall be promptly returned to Micrus International or shipped at Micrus International’s direction. The cost of shipping Materials, work-in-process or Products shall be borne by Micrus International except if the termination was by reason of Micrus US’s default under Section 7.3, or if Micrus US has terminated this Agreement under Section 7.1.
8.	LIMITATION OF LIABILITY.
NEITHER PARTY MAKES ANY WARRANTIES BEYOND MAINTAINING THE STANDARDS OF CARE SPECIFICALLY PROVIDED IN THIS AGREEMENT. ANY LIABILITY FOR DAMAGES RELATING TO A PARTY’S NEGLIGENCE, BREACH OF CONTRACT, OR IMPLIED WARRANTY OF ANY KIND SHALL BE STRICTLY LIMITED TO RECOVERY OF AMOUNTS PAID UNDER THIS AGREEMENT.
IN NO EVENT WILL EITHER PARTY, OR ITS DIRECTORS, OFFICERS, EMPLOYEES OR AFFILIATES, HAVE ANY LIABILITY FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, WHETHER FOR BREACH OF CONTRACT, TORT OR OTHERWISE, ARISING OUT OF OR RELATED TO THIS AGREEMENT, INCLUDING BUT NOT LIMITED TO, LOSS OF ANTICIPATED PROFITS, LOSS OF DATA, OR LOSS OF USE, EVEN IF SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES., SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF SUCH DAMAGES
9.	MISCELLANEOUS
9.1	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, United States of America, without giving effect to conflict of laws principles. The Parties hereby expressly consent to the personal jurisdiction and venue of the courts of California.
9.2	Waiver. Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective. Failure, neglect, or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.
9.3	Amendments. This Agreement may not be altered or amended except by a written instrument signed by the authorized legal representatives of both Parties. Any material modification of this Agreement that results in a transfer of rights to Developed Intangibles between the Parties shall require fair compensation.
9.4	Successors and Assignees. This Agreement shall be binding upon and inure to the benefit of any Affiliate that is the successor to substantially all of the assets and businesses of either Party. Neither Party may otherwise assign this Agreement without the other Party’s written authorization.
9.5	Severability. If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any party. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.
9.6	Entire Agreement. This Agreement and the other documents referred to herein, contain the entire agreement of the Parties with respect to the subject matter of this Agreement and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter.
9.7	Relationship Between Parties. The Parties shall at all times and for all purposes be deemed to be independent contractors and neither Party, nor either Party’s employees, representatives, subcontractors or agents, shall have the right or power to bind the other Party. This Agreement shall not itself create or be deemed to create a joint venture, partnership or similar association between the Parties or either Party’s employees, subcontractors or agents.
9.8	Counterparts. The Parties may execute this Agreement in multiple counterparts, each of which constitutes an original as against the Party that signed it, and both of which together constitute one agreement. The signatures of both Parties need not appear on the same counterpart. The delivery of signed counterparts by facsimile or email transmission that includes a copy of the sending Party’s signature is as effective as signing and delivering the counterpart in person.
9.9	Notices. Any notices required or permitted hereunder shall be given in writing either (a) through personal delivery by courier with tracking capabilities or otherwise, (b) by telecopy or other electronic medium, or (c) by deposit in the mail. Any notice given using means described in (a) or (c) of the preceding sentence shall be sent to the other Party at the address set forth in the first paragraph of this Agreement or to such other address as the Party has designated by notice given pursuant to this Agreement. All notices shall be deemed given or made (x) on the date delivered if delivered personally, by courier or otherwise, (y) on the date initially received, if delivered by telecopy or other electronic medium, or (z) on the third business day after it is mailed.
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     By their signatures, the authorized representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Micrus Endovascular Corporation

By:	/s/ John Kilcoyne

Printed Name: John Kilcoyne

Title: President and Chief Executive Officer

Micrus Endovascular SA

By:	/s/ Beat Merz

Printed Name: Beat Merz

Title: President and Administrator

By:	/s/ Francois Requin

Printed Name: Francois Requin

Title: Administrator

EXHIBIT A
SERVICE FEE
In consideration for the services rendered by Micrus US to Micrus SA, pursuant to this Agreement, Micrus SA shall pay Micrus US a Service Fee equal all reimbursable costs as defined in Section 4.2 of this Agreement, plus a mark-up as follows:

Percentage Mark-up
Contract Manufacturing Services	[***]

Procurement Services	[***]
*** Confidential Treatment Requested